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                                                                    EXHIBIT 99.1

                            CONSENT TO TERMINATION OF
                            STOCK PURCHASE AGREEMENT
                           AND STOCK ESCROW AGREEMENT

      This Consent to Termination of Stock Purchase Agreement and Stock Escrow Agreement ("Termination") is made as of August 31, 2005, by and among the undersigned shareholders (collectively, the "Sellers") and American Physicians Assurance Corporation, a Michigan stock insurance corporation (the "Purchaser").

      WHEREAS, Sellers and Purchaser are parties to a Stock Purchase Agreement, dated September 17, 2004, as amended (the "Purchase Agreement") and a Stock Escrow Agreement, dated September 17, 2004, as amended (the "Escrow Agreement") (the Purchase Agreement and the Escrow Agreement are collectively referred to herein as the "Agreements");

      WHEREAS, Sellers and Purchaser desire to terminate the Agreements;

      NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

      1. Each of the Agreements is hereby terminated and no longer of any effect as of the date first above written. Purchaser and the Sellers no longer have any rights or obligations under the Agreements and all transactions contemplated thereby are abandoned.

      2. Each of Purchaser and Sellers acknowledges the absence of any breach of any provision of the Agreements by any other party thereto and releases and discharges each other party thereto from any and all claims, demands, damages, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, resulting or to result from or under or out of the Agreements and/or the terminations thereof.

      3. As of the time immediately prior to the termination of the Escrow Agreement, Purchaser and Sellers hereby direct Dykema Gossett PLLC, the Escrow Agent thereunder, to release from the Stock Escrow Agreement the certificates subject to the Escrow Agreement to the custody of Whyte, Hirschboeck, Dudek S.C., legal counsel for Dean Health Systems, Inc. and acknowledge that the condition set forth in Section 8 of the Escrow Agreement has been satisfied. This Termination shall constitute a "Joint Written Direction" (as defined in the Stock Escrow Agreement) and shall be delivered to Dykema Gossett PLLC.

      4. This Termination may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      5. All costs and expenses incurred in connection herewith or in connection with the transactions contemplated by this Termination, including costs associated with the prosecution or defense of any action, suit or proceeding, shall be paid by the party incurring such costs and expenses.
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      IN WITNESS WHEREOF, the parties hereto have caused this Termination to be signed by themselves or their respective officers thereunto duly authorized as of the date first written above.

SELLERS:                                       NORTHPOINT MEDICAL
                                               GROUP, LTD.

DEAN HEALTH SYSTEMS, INC.

By: /s/ Allen D. Kemp, M.D.                     By: /s/ Arthur Linn
  -------------------------                         ---------------

Name and Title: CEO and Chairman of the Board  Name and Title: President
                -----------------------------                  ---------

                                               PURCHASER:

MERCY HEALTH SYSTEM
CORPORATION                                    AMERICAN PHYSICIANS
                                               ASSURANCE CORPORATION

By: /s/ Joseph Nemeth                           By: /s/ R. Kevin Clinton
    -----------------                               --------------------

Name and Title: Vice-President                 Name and Title: President and CEO
                --------------                                 -----------------

DAVID H. MOSS, FOR HIMSELF, AS
CUSTODIAN FOR STARR H. MOSS UWIUTMA
AND AS TRUSTEE FOR EMERGENCY RESOURCES
GROUP 401(K) PLAN

/s/ David H. Moss
-----------------
David H. Moss

AURORA MEDICAL GROUP, INC.

By: /s/  Donald J. Nestor
    ---------------------

Name and Title: Secretary/Treasurer
                -------------------

THE MONROE CLINIC, INC.

By: /s/ Michael B. Sanders
    ----------------------

Name and Title: President and CEO
                -----------------

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